EXHIBIT 10.30
GILEAD SCIENCES, INC.
RETENTION PROGRAM FOR SVPs AND EVPs
The following sets forth the terms and conditions regarding the Gilead Sciences, Inc. Retention Program for Senior Vice Presidents and Executive Vice Presidents who on September 12, 2018 (the “Effective Date”) are not executive officers subject to Section 16 of the Securities Exchange Act of 1934 (the “Program”). The Program provides each participant a retention bonus opportunity and, if a participant’s employment is terminated without cause during the transition period described below, enhanced severance benefits which are beyond those that otherwise may have been provided under the Gilead Sciences, Inc. Severance Plan (the “Severance Plan”). Certain capitalized terms used in this Program are defined on page 3 below.

1.Retention Bonus. As a participant in the Program, you were granted a special cash bonus opportunity on September 12, 2018 (the “Grant Date”), in the amount stated in your participation letter (the “Retention Bonus”). The Retention Bonus will vest on the first anniversary of the Grant Date subject to your continued employment through such vesting date; provided, however, in the event you experience a Qualified Termination prior to such vesting date, you will be entitled to one-hundred percent (100%) of the Retention Bonus. Payment of the Retention Bonus will be made through the Company’s payroll within sixty (60) days after the vesting date or, if applicable, the date of your Qualified Termination, and will be subject to all applicable taxes and withholdings.

2.Enhanced Severance. In the event that you experience a Qualified Termination during the twenty-four (24) month period following the Effective Date, you will be entitled to enhanced severance benefits as follows:

a.Additional Cash Severance. A Severance Pay Benefit, as defined and calculated pursuant to Section B of Appendix B of the Severance Plan, except that the amount payable with respect to your “Regular Earnings” will be two (2.0) times annual Regular Earnings (instead of one and one-half (1.5) times annual Regular Earnings). In all other respects, the Severance Pay Benefit (including the multiplier that applies to the average bonus component of the Severance Pay Benefit) provided for under the Program shall be calculated consistent with the terms and conditions in the Severance Plan. For the avoidance of doubt, the Severance Pay Benefit provided under the Program is in lieu of, and not in addition to, any such benefit that would have been provided in the event your termination otherwise would trigger benefits under the Severance Plan, provided however that the Program does not affect the amount payable under the Severance Plan in conjunction with a Change in Control (as defined in the Severance Plan). The Severance Pay Benefit under the Program will be paid at the time and in the form provided for under the Severance Plan.

b.Additional Equity Vesting. The equity awards that you hold at the time of a Qualified Termination will be treated as if your termination of employment occurred twelve (12) months later, as follows:
i.Options - All unvested option awards will continue to vest pursuant to the original vesting schedule applicable to the award for an additional twelve (12)

months following your Qualified Termination. Likewise, subject to the last sentence of this paragraph, each vested option (including any option that vests during the twelve (12) month period following your Qualified Termination) will be exercisable through the date that is twelve (12) months following the date of your Qualified Termination, and thereafter will remain exercisable as set forth in your stock option agreement as if your cessation of service occurred on the date that is twelve (12) months after the date of your Qualified Termination. For example, in the event your stock option agreement provides for a three (3) month post-service exercise period, the three (3) month period will run from the date that is twelve (12) months after the date of your Qualified Termination. However, in no event will an option be exercisable after the date that is specified in the stock option agreement as the maximum term of that option (the “Expiration Date”).

ii.RSUs - All unvested restricted stock units (other than PSUs, which are addressed below) will continue to vest pursuant to the original vesting schedule applicable to the award for an additional twelve (12) months following your Qualified Termination.

iii.PSUs - All unvested performance stock units will remain outstanding through the end of the applicable performance period, and you will vest in a pro-rated portion of the performance stock units earned as certified for the applicable performance period based on the actual level at which the applicable performance metrics are attained. The pro-rated portion will be calculated by multiplying (a) the total number of PSUs that otherwise would have been earned based on the certified performance attainment by (b) a fraction, the numerator of which is the sum of the number of months (rounded to the nearest whole month) you were employed during the applicable Vesting Period plus twelve (12) months (up to the maximum number of months in the applicable Vesting Period), and the denominator of which is the number of months in the Vesting Period.

3.Release. The receipt of any of the payments or benefits provided for under the Program in connection with a Qualified Termination is conditioned upon you executing and delivering to the Company a Release (as defined in the Severance Plan) and a non-solicitation and non-disparagement agreement within the time frame prescribed by the Company, but in no event later than the forty-fifth (45th) day following the date of the Qualified Termination, and the period (if any such period is prescribed by the Company in the Release) for revoking the execution of the Release under the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f), expires without you having revoked such Release. In the event that settlement or payment of any benefit under the Program were otherwise scheduled to occur prior to the Release becoming effective, such settlement or payment will be made as of the date the Release becomes effective, and if the applicable period for considering and/or revoking a Release (as specified therein) spans two calendar years, settlement will be made in the later calendar year.

4.Administration of the Program. The Program will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The

Committee will be responsible for all decisions regarding the Program and retains final authority regarding all aspects of the Program’s administration, the resolution of any disputes, the interpretation of the Program, and the application of the Program in any respect to you or any other participant in the Program. All determinations and interpretations made by the Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons. The Program can be amended or terminated by the Company at any time, provided that no such amendment will be made without your prior written consent to the extent that such amendment materially and adversely affects your rights hereunder. The Program will be governed by the laws of the State of California.

5.At-Will Employment. Your participation in the Program does not affect your employment status with the Company. You are and will continue to be an employee at-will of the Company.

6.Defined Terms. For purposes of the Program:
“Cause” means: (i) performance of any act, or failure to perform any act, in bad faith and to the detriment of the Company; (ii) dishonesty, intentional misconduct, material violation of any Company policy, or material breach of any agreement with the Company; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.
“Company” means Gilead Sciences, Inc., a Delaware corporation, and its successors and assigns.
“Good Reason” means the occurrence of either (i) a material diminution in the scope of your duties or responsibilities from those held as of the Effective Date, or (ii) a greater than fifteen-percent (15%) decrease in your annual target cash compensation as of the Effective Date other than as a result of a Company-wide change to compensation programs generally applicable to similarly situated officers.
“Qualified Termination” means that the Company has terminated your employment other than for Cause, including (i) any termination that entitles you to severance benefits under the Severance Plan, or (ii) your termination of employment with the Company and its subsidiaries for Good Reason.
“Vesting Period” means the period of time between the start of a performance period, or, with respect to awards with multiple tranches, the start of the performance period for the first tranche, and the last day of the performance period, or, with respect to awards with multiple tranches, the last day of the performance period for the third tranche.
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